Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Phillips Edison – ARC Shopping Center REIT Inc. of:

•	Our report dated April 3, 2013 relating to the combined statement of revenues and certain operating expenses of The Shops at Westridge, Mableton Crossing, Hamilton Ridge, Grassland Crossing, Fairview Oaks, Butler Creek and Macland Pointe (collectively, the Atlanta Portfolio) for the year ended December 31, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in the current report on Form 8-K/A of Phillips Edison – ARC Shopping Center REIT Inc., dated April 3, 2013
•	Our report dated April 3, 2013 relating to the statement of revenues and certain operating expenses of Fairlawn Town Centre for the year ended December 31, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in the current report on Form 8-K/A of Phillips Edison – ARC Shopping Center REIT Inc., dated April 3, 2013
•	Our report dated May 8, 2013, relating to the combined statement of revenues and certain operating expenses of Murray Landing, Vineyard Shopping Center, and Kleinwood Center (collectively, the Irmo SC; Tallahassee, FL; and Spring, TX properties) for the year ended December 31, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in the current report on Form 8-K/A of Phillips Edison – ARC Shopping Center REIT Inc., dated May 8, 2013

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 18, 2014